Exhibit 10.4

December 13, 2022

To: TILLOU MANAGEMENT AND CONSULTING LLC (“Tillou”)

Tillou desires to make a $2.0 million loan (the “Loan”) to Ideanomics, Inc. pursuant to that certain Pledge Agreement and Promissory Note (collectively, the “Tillou Financing Agreements”), each dated as of December 13, 2022, between Tillou and Ideanomics, Inc. (“Ideanomics”). By virtue of that Security Agreement dated October 26, 2022 between YA PN II (“YA”) and Ideanomics, YA maintains a first priority security interest in certain assets of Ideanomics, including, without limitation, that certain convertible note receivable (the “Inobat Note”) between Inobat Auto, J.S.A. and Ideanomics, Inc. dated December 24, 2021, wherein Ideanomics, Inc. is the lender. As of the date hereof, the outstanding balance on the Inobat Note was 10,000,000 EUR (ten million euros). Tillou desires to secure the Loan to the Inobat Note on the terms more particularly set forth herein.

YA does hereby (i) consent to Tillou’s security interest in the Inobat Note up to an aggregate of $2.4 million and (ii) agree to subordinate its security interest in the Inobat Note (but only the Inobat Note) to Tillou’s security interest up to an aggregate of $2.4 million, subject to the other provisions set forth herein.

Tillou hereby agrees that Tillou shall have no right to take any action with respect to any assets of Ideanomics (and/or its subsidiaries and affiliates), whether by judicial or non-judicial foreclosure, recordation or enforcement of mechanics liens, notification to account debtors, the seeking of the appointment of a receiver for any portion of Ideanomics (and/or its subsidiaries and affiliates) assets, setoff, or otherwise other than taking action with respect to the Inobat Note (with an aggregate recovery limit of $2.4 million), unless and until all obligations to YA have been fully and indefeasibly paid. Moreover, Tillou hereby warrants, covenants, and represents that it will not, at any time while this agreement is in effect, assign any of the Tillou Financing Agreements to any entity which does not agree in a writing, satisfactory in form and substance to YA, to be bound by all of the obligations of Tillou hereunder. In the case of any such proposed assignment by Tillou, it will notify YA at least 10 days prior to the date of any of such assignment and waives any rights it may have to claim that the enforceability of this agreement may be affected by any subsequent modification, extension, or other change, material or otherwise, with respect to YA, its security interests or the priority of its security interests.

Ideanomics and Tillou hereby agree that no amendments, revisions or changes to the Tillou Financing Agreements shall be effective without the prior written consent of YA, which may be made or withheld at its sole discretion.

This agreement will terminate on the first to occur of (i) Tillou’s receipt of $2.4 million by Tillou with respect to the Tillou Financing Agreements; or (ii) the termination of the Tillou Financing Agreements for any reason.

Executed this 13th day of December, 2022:

YA PN II

/s/ Troy Rillo
Name:	Troy Rillo
Title:	Partner

As Agreed:

Ideanomics, Inc.

/s/ Alf Poor
Name:	Alf Poor
Title:	CEO

Tillou Management and Consulting, LLC

/s/ Stephen Skoller
Name: Stephen Skoller
Title:	Treasurer